Exhibit 9(iv)

                          SUB-ADMINISTRATION AGREEMENT

     AGREEMENT made this 24th day of March, 1996, between SEI Financial Management Corporation ("SEI") a Delaware corporation, and The Huntington National Bank (the "Sub-Administrator"), a national banking association.

     WHEREAS, SEI has entered into an Administration Agreement, dated as of January 11, 1996 (the "Administration Agreement") with The Monitor Funds (the "Trust"), a Massachusetts business trust, concerning the provision of management and administrative services for the investment portfolios of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, SEI desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services as Sub-Administrator. (i) Effective upon the effective date of this Agreement, the Sub-Administrator shall perform all of following services for each portfolio of the Trust other than the Mortgage Securities Portfolio:

     (a) calculate contractual Trust expenses, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

     (b) maintain the Trust's general ledger, including expense accruals and payments, determine the net asset value of the Trust's assets and of the Trust's shares, and supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to shareholders;

     (c) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

     (d) file with the SEC the semi-annual report for the Trust on Form N-SAR required notices pursuant to Rule 24f-2; and

     (e)  coordinate the audits by the independent accountants for the Trust.

(ii) The Sub-Administrator will assist the SEI with the following activities for the Trust:

     (a) development and preparation of the semi-annual and annual reports to shareholders;

     and

     (b)  prepare financial statements.

(iii) In the future as mutually agreed to by the parties, the Sub-Administrator will perform the following additional activities for the Trust:

     (a) assistance with the layout and printing of publicly disseminated prospectuses and assistance with, and coordination of, the layout and printing of the Trust's semi-annual and annual reports to shareholders;

     (b) filing with the SEC of the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2;

     (c) development and preparation of semi-annual and annual reports to shareholders;

     (d) calculation of total return performance;

     (e) preparation, analysis, and periodic review of expense accruals' for the Trust's fiscal budget;

     (f) monitoring compliance with guidelines set forth for the Trust pursuant to the prospectus and Investment Company Act of 1940;

     (g) preparation of materials required for the quarterly meeting of the Board of Trustees; and

     (h) assisting in the preparation of SEC regulatory filings.

     The Sub-Administrator will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

     In the performance of its duties hereunder, the Sub-Administrator will comply with the provisions of the Declaration of Trust and the Bylaws of the Trust, will safeguard and promote the welfare of the Trust, and will comply with the policies that the Trustees may from time to time reasonably determine; provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

     2. Training of the Sub-Administrator. At the Sub-Administrator's reasonable request the Administrator will provide training to the Sub-Administrator with regard to the provision of certain administrative services, including, but not limited to, training regarding: compliance monitoring, preparation and monitoring of the Trust's fiscal budgets, the preparation of financial statements, calculating dividend and capital gains distributions, distribution requirements as mandated by the Internal Revenue Service, regulatory filings required by the Securities and Exchange Commission, and the analysis of the Trust's expense accruals.

     3. Compensation; Reimbursement of Expenses. SEI shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. In addition, SEI agrees to reimburse the Sub-Administrator for the Sub-Administrator's reasonable out-of-pocket expenses in providing services hereunder.

     4. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

     5. Term. This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until January 11, 1998; and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination for so long as the Sub-Administrator, with the written consent of SEI, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Notwithstanding anything to the contrary herein, this Agreement shall terminate automatically upon termination of the Administration Agreement. Either party to this Agreement may terminate such Agreement prior to the expiration of the initial term set forth above by providing the other party with written notice of such termination at least 60 days prior to the date upon which such termination shall become effective. Compensation due the Sub-Administrator and unpaid by SO upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Sub-Administrator shall be entitled to collect from SEI, in addition to the compensation described under paragraph 2 hereof, the amount of all the Sub-Administrator's cash disbursements for services in connection with the Sub-Administrator's activities in effecting such termination, including without limitation, the delivery to SEI, the Trust, and/or their respective designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination for a reasonable fee to be paid by SEI, the Sub-Administrator will provide SEI and/or the Trust with reasonable access to any Trust documents or records remaining in its possession.

     6. Standard of Care of the Sub-Administrator; Indemnification. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Sub-Administrator" shall include directors, officers, employees and other agents of the Sub-Administrator as well as that corporation itself.)

     So long as the Sub-Administrator or its agents act in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said subadministration relationship to the Trust or any other service rendered to the Trust hereunder. The indemnify and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Sub-Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but good faith failure to do shall not affect the rights hereunder.

     The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the reasonable fees and expenses of any counsel retained by the Sub-Administrator.

     The Sub-Administrator may apply to the Trust at any time for instructions and may consult counsel or the independent accountants for the Trust with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel or accountants.

     Also, the Sub-Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Sub-Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

     So long as SEI acts in good faith and with due diligence and without negligence, the Sub-Administrator shall assume full responsibility and shall indemnify and hold SEI and hold it harmless from and against any and all actions, claims, costs and expenses arising directly or indirectly out of the services that the Sub-Administrator has agreed to undertake pursuant to the terms of this Agreement. The indemnify and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     7. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by SEI, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

     8. Uncontrollable Events. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     9. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to SEI and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     10. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of SEI and/or the Trust, turn over to SEI and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to SEI and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to SEI and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     11. Representations of SEI. SEI certifies to the Sub-Administrator that this Agreement has been duly authorized by SEI and, when executed and delivered by SEI, will constitute a legal, valid and binding obligation of SEI, enforceable against SEI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured par-ties.

     12. Representations of the Sub-Administrator. The Sub-Administrator represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Trust and the Sub-Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of it obligations hereunder, and
(2) this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     13. Insurance. The Sub-Administrator shall notify SEI should any of its insurance coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. The Sub-Administrator shall notify SEI of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify SEI from time to time as may be appropriate of the total outstanding claims made by the Sub-Administrator under its insurance coverage.

     14. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to SEI at the following address: One Freedom Valley Road, Oaks, PA 19456, Attn: Legal Department, and to the Sub-Administrator at the following address: 41 S. High Street, 11th Floor, Columbus, Ohio 43287 or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

     15. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     16. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

     17. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

[SEAL]                   SEI FINANCIAL MANAGEMENT CORPORATION


                         By:
                         Title:


                         THE HUNTINGTON NATIONAL BANK


                         By:
                         Title:

Dated: March  24, 1996

                   REVISED SCHEDULE A DATED FEBRUARY 6, 1998
                      TO THE SUB-ADMINISTRATION AGREEMENT
                                    BETWEEN
                    SEI INVESTMENTS MANAGEMENT CORPORATION
                                      AND
                         THE HUNTINGTON NATIONAL BANK

NAME OF FUND
------------
The Monitor Money Market Fund
The Monitor U.S. Treasury Money Market Fund
The Monitor Ohio Municipal Money Market Fund
The Monitor Growth Fund
The Monitor Income Fund
The Monitor Mortgage Securities Fund
The Monitor Ohio Tax-Free Fund
The Monitor Fixed Income Securities Fund
The Monitor Short/Intermediate Fixed Income Securities Fund
The Monitor Michigan Tax-Free Fund
The Monitor Intermediate Government Income Fund

                         SEI INVESTMENTS MANAGEMENT CORPORATION


                         By: ________________________________
                         Title: ______________________________


                         THE HUNTINGTON NATIONAL BANK

                         By: _______________________________
                         Title: ______________________________

                   REVISED SCHEDULE B DATED FEBRUARY 6, 1998
                      TO THE SUB-ADMINISTRATION AGREEMENT
                                    BETWEEN
                    SEI INVESTMENTS MANAGEMENT CORPORATION
                                      AND
                         THE HUNTINGTON NATIONAL BANK


Name of Fund                                     Compensation (for each fund)*
------------                                     ----------------------------
The Monitor Money Market Fund                 Annual Rate of four one-hundredths of
The Monitor U.S. Treasury Money Market Fund   one percent (.04%) of each such Fund's
The Monitor Ohio Municipal Money Market Fund  average daily net assets; provided that
The Monitor Growth Fund                       at such time as the parties agree that
The Monitor Income Fund                       Huntington is performing a substantial
The Monitor Mortgage Securities Fund          portion of all of the activities described in
The Monitor Ohio Tax-Free Fund                Section 1(iii)(a)-h), the compensation to be paid
The Monitor Fixed Income Securities Fund      hereunder shall be at the annual rate of five one-
The Monitor Short/Intermediate Fixed Income   hundredths of one percent (.05%) of each
    Securities Fund                           such Fund's average daily net assets.
The Monitor Michigan Tax-Free Fund
The Monitor Intermediate Government
    Income Fund

                         SEI INVESTMENTS MANAGEMENT CORPORATION


                         By:   ______________________________
                         Title: _____________________________

                         THE HUNTINGTON NATIONAL BANK


                         By:   _____________________________
                         Title: ____________________________

*All fees are computed daily and paid periodically